Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184144 on Form S-8 of our reports dated November 20, 2013, relating to (1) the consolidated and combined financial statements and financial statement schedule of The ADT Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the consolidated and combined financial statements), and (2) the effectiveness of The ADT Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of The ADT Corporation for the fiscal year ended September 27, 2013.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida
November 20, 2013